Exhibit 99.1

JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO                                                                                                                                      For Release

May 11 ,2005

Company Press Release

Jeffersonville Bancorp Announces First Quarter Earnings and Declares Quarterly Dividend

Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today first quarter net income after taxes of $1,360,000 ($0.31 basic earnings per share) compared to $1,560,000 ($0.35 basic earnings per share) for the first quarter of 2004.

A cash dividend in the amount of ten cents ($0.10) on the common stock of the company was declared at the May 10, 2005 meeting of the Board of Directors. The dividend is payable on June 1, 2005 to stockholders of record at the close of business on May 20, 2005.

Total assets as of March 31, 2005 were $367,518,000 and total deposits were $303,570,000. Net loans were $227,261,000 an increase of $27,389,000 or 13.70% from March 31, 2004.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.